Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 12, 2010, by and between Albert L. Eilender, an individual (the “Executive”), and Aceto Corporation, a New York corporation (“Aceto”), recites and provides as follows:

WHEREAS, Aceto desires to employ Executive, and Executive desires to be employed by Aceto, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Aceto and Executive agree as follows:

1.   EMPLOYMENT PERIOD.  Aceto hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed by Aceto, in accordance with the terms and provisions of this Agreement, for the period commencing on September 8, 2010 ("the Effective Date") and ending at midnight on September 7, 2012 (the "Employment Period"), subject to earlier termination as hereinafter provided (the “Employment Period”).

2.   TERMS OF EMPLOYMENT.

A.	POSITION AND DUTIES.

(i)   During the Employment Period, Executive shall serve as the Chairman of the Board and Chief Executive Officer of Aceto and perform such duties and functions commensurate with such title as the Board of Directors of Aceto (the “Board”) shall reasonably determine.  Executive’s services shall be performed principally at Aceto’s headquarters in Lake Success, New York or such other headquarters as may exist from time to time.  During the Employment Period, the Executive shall, if elected or appointed, serve as (a) an officer of Aceto and/or any subsidiaries of Aceto in existence or hereafter created or acquired and (b) a director of Aceto and/or any such subsidiaries of Aceto in existence or hereafter created or acquired, in each case without any additional compensation for such services.  However, from time to time, Executive may also be required by his job responsibilities to travel on Aceto business, and Executive agrees to do so.  Executive shall not be required to relocate from the Lake Success, New York area unless Aceto relocates its corporate headquarters, in which event Executive may be required to relocate to such location.

(ii)   During the Employment Period, Executive agrees to devote his full-time attention to the business and affairs of Aceto.  Executive’s employment under this Agreement shall be Executive’s exclusive employment during the Employment Period.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interest of Aceto or any of its subsidiaries, or requires any significant portion of Executive's business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of Aceto or interfere with Executive's performance of his duties hereunder.  Executive may not serve on the board of directors of any entity other than Aceto during the Employment Period without the written approval of the Board.  Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

B.	COMPENSATION.

(i)     Base Salary.  During the Employment Period, Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a biweekly basis or otherwise in accordance with the regular payroll practices of Aceto, at the rate of six hundred thousand dollars ($600,000) per annum.  This base salary may be adjusted annually at the discretion of Aceto’s Board or Compensation Committee of the Board (the “Committee”).

(ii)    Bonus.  In addition to Executive’s Base Salary, Executive may be granted bonuses at the discretion of Aceto’s Board or the Committee.

(iii)   Expenses.  During the Employment Period, Executive shall be entitled to receive reimbursement or seek direct payment to vendors for all reasonable and necessary employment-related expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies, practices and procedures of Aceto as in effect generally from time to time after the Effective Date with respect to executives of Aceto.  For such purposes, the Executive shall submit to Aceto, not less than once in each calendar month, reports of such expenses and other disbursements in form normally used by  Aceto and receipts with respect thereto and Aceto’s obligations under this Section 2(b)(iii) shall be subject to compliance therewith.

(iv)   Vacation.  During the Employment Period, Executive shall be entitled to twenty (20) days paid vacation, which may be used in accordance with the policies, programs and practices of Aceto, which are in effect generally from time to time after the Effective Date with respect to other executives of Aceto.

(v)   Sick Leave.  During the Employment Period, Executive shall be entitled to be paid sick leave in accordance with the policies, programs and practices of Aceto, which are in effect generally from time to time after the Effective Date with respect to other executives of Aceto.

(vi)   Car Allowance.  During the Employment Period, Executive shall be entitled to a car allowance in accordance with Aceto’s car allowance policy, in lieu of expenses associated with the operation of his own automobile. In the alternative, in accordance with Aceto’s car allowance policy Aceto may provide Executive with the private use of a company owned or leased vehicle (if leased, the lease cost up to the amount of the car allowance) and all expenses related to such use (including, without limitation, gas and maintenance expenses) shall be borne by Aceto.

(vii)   Other Benefits.  During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as are provided generally to other executives at Aceto, in accordance with the policies, programs and practices of Aceto which are in effect from time to time after the Effective Date.

3.	EARLY TERMINATION OF EMPLOYMENT.

(A)   DEATH OR DISABILITY.  Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.  In the event that Executive is disabled, as a result of mental or physical condition or illness, and as such cannot perform the material functions of his job, even with reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not such six (6) months is consecutive) during any twelve (12) consecutive month period, Executive’s employment may be terminated by Aceto upon Aceto’s reasonable and good faith determination that Executive is so disabled (“Disability Effective Date”).  In the event that Aceto intends to terminate the employment of Executive because of disability, Aceto shall give the Executive no less than thirty (30) days’ prior written notice of Aceto’s intention to terminate Executive’s employment.  In the event that Executive denies that he is disabled from performing the material functions of his job, Executive may, within thirty (30) days of the date of notice of Aceto’s intention to terminate, request that his disability be determined by an independent, licensed physician selected by Aceto or its insurers and acceptable to Executive.  Executive’s acceptance of the physician shall not be unreasonably withheld or delayed.  Promptly following such request by Executive, Aceto shall arrange for an examination of Executive and Executive shall cooperate fully in such examination. Executive shall remain employed under all the terms, provisions and conditions of this Agreement, until the physician determines in writing whether Executive is disabled from performing the material functions of his job.  In the event that the physician determines that Executive is not disabled from performing the material functions of his job, Executive shall continue with his employment under this Agreement.  In the event that the physician determines that Executive is disabled from performing the material functions of his job, Executive’s employment shall terminate upon such determination.

(B    CAUSE.  Aceto may terminate Executive’s employment during the Employment Period for Cause by giving written notice to Executive.  For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of Executive to such a felony; (ii) Aceto’s good faith determination corroborated by independent evidence, or Executive’s admission, of Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, would amount to a felony involving money or property of Aceto or its subsidiaries, or which would constitute a felony in the jurisdiction  where the act or failure to act has occurred; (iii) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive’s job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within ten (10) days thereafter; or (iv) material breach of any of the representations, warranties or covenants set forth in Sections 6 or 7 of this Agreement.

(C)   GOOD REASON. Executive may terminate his employment for Good Reason by giving written notice to Aceto. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the consent of the Executive, a reasonable determination by the Executive that any of the following has occurred:

(i)   the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by Aceto which results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, any isolated and insubstantial action not taken in bad faith and which is remedied by Aceto promptly after receipt of written notice thereof given by the Executive;

(ii)   following a “Change of Control” (as hereinafter defined) or in the sixty (60) day period immediately preceding a Change in Control (provided that Aceto had prior knowledge during the period of the Change of Control), Aceto (a) reduces Executive’s Base Salary, in one or a series of reductions, in excess of twenty (20%) percent from Executive’s average Base Salary for the three (3) year period immediately preceding the Change in Control or (b) requires Executive to relocate from the Lake Success, New York area;  or

(iii)   any failure by Aceto to comply with any of the provisions of this Agreement applicable to Aceto, provided Aceto has been given written notice of such failure, neglect or refusal, and has not cured such within ten (10) days thereafter, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after written notice thereof from Executive.

(D)   TERMINATION FOR OTHER REASONS. Aceto may terminate the employment of Executive without Cause by giving written notice to Executive at least thirty (30) days prior to the Date of Termination. Executive may resign from his employment without Good Reason hereunder by giving written notice to Aceto at least thirty (30) days prior to the Date of Termination.

(E)   NOTICE OF TERMINATION. Any termination shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice, unless otherwise required by Section 3(F)). The failure by Executive or Aceto to set forth in the Notice of Termination any fact or circumstance shall not waive any right of  Executive or Aceto hereunder or preclude Executive or Aceto from asserting such fact or circumstance in enforcing Executive's or Aceto's rights hereunder.

(F)   DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by Aceto for Cause, or by Executive for Good Reason, (a)  the date of delivery of written notice, if by personal delivery or overnight carrier, (b) the next day after the date of transmission of written notice, if transmitted by facsimile or e-mail, or (c) three (3) calendar days after the date of mailing of written notice, if transmitted by first class mail; provided, however, if a cure period applies, then the Date of Termination shall mean the expiration date of said cure period if the breach is not cured; (ii) if Executive’s employment is terminated by reason of Executive’s death or disability, the date of death, or the effective date of disability as provided herein above; or (iii) if Executive's employment is terminated by Aceto other than for Cause, death, or Disability or by Executive other than for Good Reason, the Date of Termination shall be the 30th day following the transmission of Notice of Termination as specified in (D) of this section.

4.    OBLIGATIONS OF ACETO UPON EARLY TERMINATION.

(A)   WITHOUT CAUSE BY ACETO OR FOR GOOD REASON BY EXECUTIVE. If, during the Employment Period, Aceto shall terminate Executive's employment without Cause or Executive shall terminate employment for Good Reason:

(i)   Aceto shall pay to Executive, within thirty (30) days after the Date of Termination, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”).

(ii)   Aceto shall continue to pay to Executive, in regular bi-weekly installments Executive’s Base Salary under the Agreement for the duration of the Employment Period.  If Executive commences employment with another employer, or if Executive engages in other work for compensation, then Aceto’s obligation to pay bi-weekly installments shall be reduced or eliminated to the extent Executive receives compensation from the other work other than with Aceto.

(iii)   Aceto shall continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to other peer executives, for the duration of the Employment Period (the “Benefit Continuation”). Executive’s rights under Aceto’s benefit plans of general application shall be determined under the provisions of those plans. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other benefits to be provided by Aceto as described herein shall terminate.

(B)   DEATH. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination).

(C)   CAUSE BY ACETO OR WITHOUT GOOD REASON. If Executive's employment shall be terminated for Cause by Aceto or Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid, all of which shall be paid in cash within thirty (30) days of the Date of Termination.

(D)   DISABILITY.  If Executive's employment shall be terminated by reason of Executive's disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations and the timely payment or provision of the Benefit Continuation. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Executive shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect at the Disability Effective Date with respect to other peer executives of Aceto and their families.  In addition, Aceto shall continue to pay to Executive in regular biweekly installments, Executive’s base salary under the Agreement for a period of six (6) months following termination.

(E)   BENEFIT CONTINUATION. In the event that Aceto is obligated hereunder to pay Benefit Continuation to Executive following termination of Executive’s employment, Aceto may satisfy its obligation to pay the medical insurance component of the Benefit Continuation by advancing COBRA payments for the benefit of Executive.

5.    RIGHTS AND OBLIGATIONS UPON A CHANGE IN CONTROL

In the event that following a “Change in Control” (as defined in this Section 5) of Aceto during the Employment Period: (a) the Executive is terminated without Cause within two (2) years after the occurrence of the Change of Control, (b) the Executive terminates his employment for Good Reason within two (2) years after the occurrence of the Change of Control; or (c) Aceto or its successor elects to not have this Agreement automatically renew on the first anniversary of the Agreement’s term following the Change of Control, then Aceto shall pay the Executive an amount equal to: (i) all Accrued Obligations; (ii) two times the Executive’s Base Salary in effect immediately prior to his termination and (iii) the amount of bonus, if any, paid to the Executive for the fiscal year preceding the Change in Control.  Such payment shall be made in a lump sum payable on the date which is thirty (30) days after the date of termination. Aceto shall also continue for such period to permit the Executive to receive or participate at Aceto’s expense in all fringe benefits available to him pursuant to Section 2 above for a period of two (2) years after the termination of his employment; provided, however, in no event shall the amount paid to the Executive pursuant to this Section 5 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or then applicable law, and to the extent any “excess parachute payment,” as that phrase is defined in Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 5, then the amount the Executive would otherwise receive shall be reduced so that no “excess parachute payment” is made by Aceto or received by the Executive.

A “Change in Control” of Aceto shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(i)   any person (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act (the “Act”) (other than (A) Aceto and/ or its wholly owned subsidiaries; (B) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of Aceto and any trustee or other fiduciary in such capacity holding securities under such plan; (C) any corporation owned, directly or indirectly, by the shareholders of Aceto in substantially the same proportions as their ownership of stock of Aceto; or (D) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Aceto representing 20% or more of the combined voting power of Aceto’s then outstanding securities, or such lesser percentage of voting power (but not less than 15%) as determined by the Independent Directors of Aceto.  For purposes hereof, the definition of “Independent Director” shall be determined under the rules of The NASDAQ Stock Market;

(ii)   during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Board of Directors: (i) directors of Aceto in office at the beginning of such period and (ii) any new director whose election by the Board of Directors, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two (2) year period. Provided, however, any new director shall not include a director designated by a Person who has entered into an agreement with Aceto to effect  a transaction described in subsections (i) or (iii) hereof;

(iii)   the consummation of a consolidation or merger of Aceto in which Aceto is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which Aceto’s common stock would be converted into cash, securities, and/or other property, other than a merger of Aceto in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before; or

(iv)   any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Aceto; or

(v)   Aceto’s shareholders or Aceto’s Board of Directors approve the liquidation or dissolution of Aceto.

6.    CONFIDENTIAL INFORMATION.

(A)   “Confidential Information” means any information concerning or referring in any way to the business of Aceto disclosed to or acquired by the Executive through or as a consequence of the Executive’s employment with Aceto. For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential. By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information whether or  not specified designated by Aceto as “confidential.” Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (i) a person otherwise bound to the provisions hereof, or (ii) any person bound by a duty of confidentiality or similar duty owed to Aceto.

(B)   DUTY OF CONFIDENTIALITY.  Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to Executive to disclose or use), either during or after the Employment Period, any Confidential Information belonging to Aceto, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of Aceto.  In this regard, Executive is expressly authorized to release confidential information to relevant governmental agencies if counsel to Aceto reasonably determines that it is in the best interest of Aceto.  Upon termination of this Agreement, or at the request of Aceto prior to its termination, Executive shall deliver forthwith to Aceto all Confidential Information in Executive’s possession or control belonging to Aceto and all tangible items embodying or containing Confidential Information.

(C)   DOCUMENTS, RECORDS, ETC.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by Aceto or are produced by Executive in connection with Executive’s services will remain the sole property of Aceto.  Executive will return to Aceto forthwith all such materials and property upon the termination of this Agreement or sooner if requested by Aceto.

(D)   ASSIGNMENT OF RIGHTS.  Executive shall make full and prompt disclosure to Aceto of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of his employment relationship with Aceto.  Executive hereby assigns to Aceto, without additional compensation, the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof.  Executive shall, at the request of Aceto, without additional compensation, from time to time execute, acknowledge and deliver to Aceto such instruments and documents as Aceto may require to perfect, transfer and vest in Aceto the entire right, title and interest in and to such inventions and other property.  In the event that Executive does not timely perform such obligations, Executive hereby makes Aceto and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf.  Executive shall cooperate with Aceto upon Aceto’s request and at Aceto’s cost, but without additional compensation, in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(E)   This Agreement supersedes any previous Confidentiality and Non-Disclosure Agreement between the Executive and Aceto.

7.    NON-COMPETE; NON-SOLICITATION.

(A)   NON-COMPETE.  For a period commencing on the Effective Date hereof and ending one (1) year after the date Executive ceases to be employed by Aceto (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of a substantial portion of Aceto’s business or of the business of any subsidiary of Aceto (collectively, a "Competitor").  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he does not actively participate in the business of such Competitor.

(B)   NON-SOLICITATION.  During the Non-Competition Period, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at Aceto to cease working at Aceto, or in any way interfere with the relationship between Aceto and anyone working at Aceto except in the proper exercise of Executive’s authority on behalf of Aceto or (ii) in any way interfere with the relationship between Aceto and any customer, supplier, licensee or other business relation of Aceto.

(C)   SCOPE.  If a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the duration, scope, area or other restrictions set forth herein.

(D)   INDEPENDENT AGREEMENT.  The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against Aceto or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

(E)   NON-PAYMENT.  The material failure of Aceto to make any payments due to Executive under this Agreement shall not be a defense to the enforceability of this Section 7 and shall not bar Aceto from enforcing the provisions of this Section 7 against Executive until such time as all sums lawfully due to Executive under this Agreement are paid to Executive.

(F)   This Agreement supersedes any previous Confidentiality and Non-Disclosure Agreement between the Executive and Aceto.

8.    INJUNCTIVE RELIEF; REMEDIES

(A)   The Executive acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Sections 6 or 7 hereof, Aceto will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages.

(B)   The Executive agrees further that Aceto shall have the following additional rights and remedies:

(i)   The right and remedy to require the Executive to account for and pay over to Aceto all monies and other consideration derived or received by him as the result of any transactions constituting a breach of any of the provisions of Sections 6 and/or 7, and the Executive hereby agrees to account for and pay over such monies and other consideration to Aceto; and

(ii)   The right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Sections 6 and/or 7 hereof and is successful on any grounds.

(C)   Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforce-able, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Aceto under law or in equity.

(D)   The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 and/or 7 upon the courts of any jurisdiction within the geographical scope of such covenants (a “Jurisdiction”).  In the event  that the courts of any one or more of such Jurisdictions shall hold such covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Aceto’s rights to the relief provided above in the courts of any other Jurisdiction, as to breaches of such covenants in such other respective Jurisdictions, the above covenants as they relate to each Jurisdiction being, for this purpose, severable into diverse and independent covenants.

(E)   The provisions of Sections 6, 7 and 8 of this Agreement shall survive its earlier expiration or termination for any reason.

9.   ARBITRATION.  No dispute between Aceto (or any of its officers, directors, employees, subsidiaries or affiliates) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual, age, national origin, religion, disability, retaliation or other discrimination or harassment; defamation; and other employment-related claims and allegations) shall be the subject of a lawsuit filed in state or federal court.  Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the parties agree.  Notwithstanding the above, either Aceto or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

The arbitration shall be initiated in Nassau County, New York, or such other venue as the parties may agree, and shall be administered by AAA under its commercial arbitration rules before a single arbitrator mutually agreed upon by the parties hereto.  If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA.  The arbitration must be filed within one (1) year of the act or omission which gives rise to the claim.  Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York or such other jurisdiction as the parties may agree.  The cost of arbitration shall be borne equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing party.  Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

10.    NO CONFLICTING OBLIGATIONS OF EXECUTIVE.

Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of Aceto or with the performance of Executive’s duties and obligations under this Agreement.  Executive agrees to notify Aceto immediately if any such conflicts occur in the future.

11.    SUCCESSORS.

(A)   This Agreement is personal to Executive and shall not be assignable by Executive.

(B)   This Agreement shall inure to the benefit of Aceto and its successors and assigns.  Aceto may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

12.    MISCELLANEOUS.

(A)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior agreements and understandings, whether written or oral, pertaining to the subject matter hereof.  This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by a representative of Aceto duly authorized by the Board or the Committee.

(B)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith.  Notice may be given to Aceto or Executive as follows:

Executive:	Aceto:

Albert L. Eilender	Aceto Corporation
One Hollow Lane
Lake Success, NY 11042
Facsimile: (516) 627-6093

Notice to Aceto also must be given to:

Steven, J. Kuperschmid, Esq.
Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY 11554
Facsimile: 296 7111
E-mail: skuperschmid@certilmanbalin.com

(C)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(D)   Aceto shall make all legally required deductions from amounts payable under this Agreement.

(E)   The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed a waiver of such provision or right or any other provision or right of this Agreement.

13.   SECTION 409A COMPLIANCE.

(A)   The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies Aceto (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and Aceto concurs with such belief or Aceto (without any obligation whatsoever to do so) independently makes such determination, Aceto shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and Aceto of the applicable provision without violating the provisions of Code Section 409A.

(B)   Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this Section 25(b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and Aceto shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(C)   In no event whatsoever shall Aceto be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Aceto has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ACETO CORPORATION,	EXECUTIVE
a New York Corporation

By: _________________________________	________________________________
VINCENT G. MIATA	ALBERT L. EILENDER

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